Exhibit 10.15

RETENTION AGREEMENT

This Retention Agreement (this “Agreement”) is entered into on April 21, 2008 between Overland Storage Inc., a California corporation having its principal offices at 4820 Overland Avenue, San Diego, California 92123 (the “Company”), and Ravindra Pendekanti (“Employee”).

AGREEMENT

WHEREAS, Employee is a key employee of the Company;

WHEREAS, the Company considers that providing Employee with certain employment termination benefits will operate as an incentive for Employee to remain employed by the Company in the event of a Change of Control;

WHEREAS, the parties agreed it is advisable and in the best interests of the parties to amend and restate this Agreement to make certain changes related to recent legal developments, most particularly related to California arbitration procedures and Internal Revenue Code Section 409A, and also to make certain other changes as reflected herein; and

NOW THEREFORE, for the consideration stated above, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and Employee agree as follows:

1.                                       Definitions.

1.1                                 “Base Salary” shall mean the Employee’s gross annual salary at the time of a Change of Control or the Termination Date, whichever is higher.

1.2                                 “Change of Control” is defined to have occurred if, and only if, during Employee’s employment:

(a)                                  any individual, partnership, firm, corporation, association, trust, unincorporated organization or other entity or person, or any syndicate or group deemed to be a person under Section 14(d)(2) of the Exchange Act is or becomes the “Beneficial Owner” (as defined in Rule 13d-3 of the General Rules and Regulations under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities entitled to vote in the election of directors of the Company;

(b)                                 there occurs a reorganization, merger, consolidation or other corporate transaction involving the Company (“Transaction”), in each case, with respect to which the stockholders of the Company immediately prior to such Transaction do not, immediately after the Transaction, own more than fifty (50) percent of the combined voting power of the Company or other corporation resulting from such Transaction; or

(c)                                  all or substantially all of the assets of the Company are sold, liquidated or distributed.

1.3                                 “Cause” shall mean

(a)                                  Employee’s gross neglect of his duties to the Company, where Employee has been given a reasonable opportunity to cure his gross neglect (which reasonable opportunity must be granted during the thirty-day period preceding termination);

(b)                                 any violation by Employee of Employee’s obligations under this Agreement or any employment agreement which Employee may have with the Company;

(c)                                  Employee taking any role in any buy-out of the Company without the approval of the Company’s majority shareholder; or

(d)                                 Employee’s commission of any act of fraud, theft or embezzlement against the Company.

1.4                                 “Compensation” shall mean Base Salary plus Target Bonus.

1.5                                 “Resignation For Good Reason” shall mean the voluntary resignation by Employee of his employment with the Company within two years following a Change of Control and within three (3) months of the following Good Reasons:

(a)                                  any reduction in Employee’s Base Salary or Target Bonus; or

(b)                                 any reduction in Employee’s title; or

(c)                                  any significant reduction in Employee’s responsibilities and authority;

(d)                                 any failure by the Company to pay Employee’s Base Salary; or

(e)                                  a relocation by the Company of Employee’s place of Employment outside a fifty (50) mile radius of Employee’s current place of employment.

An event described in Section 1.5(a) through (e) will not constitute Good Reason unless Employee provides written notice to the Company of his intention to resign for Good Reason and unless the Company does not cure or remedy the alleged Good Reason condition within thirty (30) days of the Company’s receipt of the written notice.

1.6                                 “Severance Period” shall begin on the Termination Date and extend for twelve months following the Termination Date.

1.7                                 “Target Bonus” shall mean the variable annual compensation represented by the percentage of Base Salary Employee is eligible to receive, if any, prior to a Change of Control, in the event targeted goals are achieved for the year.  Employee acknowledges that there is no Target Bonus established for Employee at the date of this Agreement.

1.8                                 “Termination Date” shall mean the date of termination of Employee’s employment relationship with the Company.

1.9                                 “Termination Payments” shall mean any payment or distribution of Compensation or benefits made pursuant to Section 4.1(a)-(c) of this Agreement.

2.                                       Title and Duties.  Employee will hold the position of Vice President, an Executive Officer position. Employee’s primary duties will include such duties as are assigned or delegated to Employee by the Board of Directors of the Company (the “Board”).  Employee will: (i) devote his entire business time, attention, skill, and energy exclusively to the business of the Company; (ii) use his best efforts to promote the success of the Company’s business; and (iii) cooperate fully with the Board in the advancement of the best interests of the Company.

3.                                       At-Will Employment.  Employee reaffirms that Employee’s employment relationship with the Company is at-will, terminable at any time and for any reason by either the Company or Employee.  While certain paragraphs of this Agreement describe events that could occur at a particular time in the future, nothing in this Agreement may be construed as a guarantee of employment of any length.

4.                                       Termination Payments.

4.1                                 If, within two (2) years immediately following a Change of Control, Employee’s employment terminates as the result of (i) termination by the Company of Employee’s employment for a reason other than Cause; or (ii) Employee’s Resignation for Good Reason:

(a)                                  Employee will receive a pro-rata share of Base Salary and accrued but unused vacation through the Termination Date, less applicable state and federal taxes or other payroll deductions;

(b)                                 Subject to Section 9, Employee will be eligible for Severance under this Agreement in a lump-sum amount equal to Base Salary plus Target Bonus (if any be established in the future), less applicable state and federal taxes or other payroll deductions; and

(c)                                  Subject to Section 9, if Employee elects to continue insurance coverage as afforded to Employee according to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), Company will reimburse Employee the amount of the premiums incurred by Employee during the Severance Period.  Nothing in this Agreement will extend Employee’s COBRA period beyond the period allowed under COBRA, nor is Company assuming any responsibility which Employee has for formally electing to continue coverage.

With the exception of COBRA reimbursements, all payments made pursuant to this Section 4.1 will be made within 60 days following the termination of the employment of Employee, subject to Section 9.

4.2                                 The payments set forth in Section 4.1(b) and (c) above are in exchange for, and contingent upon Employee’s execution and non-revocation of a release of all claims as of the Termination Date, in substantially the form attached to this Agreement as Exhibit A.

4.3                                 If Employee’s employment terminates for any reason after the two year period immediately following a Change of Control or terminates during that two year period for any reason other than (i) termination by the Company of Employee’s employment for a reason other than Cause; or (ii) Employee’s Resignation for Good Reason, the Company will pay Employee a pro-rata share of Base Salary and accrued but unused vacation through the Termination Date, less applicable state and federal taxes or other payroll deductions.

5.                                       Retirement and Profit-Sharing Plans.  Notwithstanding anything in this Agreement to the contrary, Employee’s rights in any retirement, pension or profit-sharing plans offered by the Company shall be governed by the rules of such plans as well as by applicable law; provided, however, that on the Termination Date, Employee shall become fully vested in all pension and 401(k) account balances.

6.                                       Tax Consequences.  The Company makes no representations regarding the tax consequence of any provision of this Agreement.  Employee is advised to consult with his own tax advisor with respect to the tax treatment of any payment contained in this Agreement.

7.                                       Tax Adjustment.  Notwithstanding the foregoing or any other provision of this Agreement to the contrary, if tax counsel selected by the Company and acceptable to Employee determines that any portion of any payment under this Agreement would constitute an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), the payments to be made to Employee under this Agreement shall be reduced (but not below zero) such that the value of the aggregate payments that Employee is entitled to receive under this Agreement and any other agreement or plan or program of the Company shall be one dollar ($1) less than the maximum amount of payments which Employee may receive without becoming subject to the tax imposed by Section 4999 of the Code.

8.                                       Agreement to Arbitrate.  Employee and Company agree to arbitrate any claim or dispute (“Dispute”) arising out of or in any way related to this Agreement, the employment relationship between Company and Employee or the termination of Employee’s employment, except as provided in paragraph 8.1 below, to the fullest extent permitted by law.  Except as provided above, this method of resolving Disputes shall be the sole and exclusive remedy of the parties.  Accordingly, the parties understand that, except as provided herein, they are giving up their rights to have their disputes decided in a court of law and, if applicable, by a jury, and instead agree that their disputes shall be decided by an arbitrator.

8.1                                 Scope of the Agreement.  A Dispute shall include all disputes or claims between Employee and Company arising out of, concerning or relating to Employee’s employment by Company, including, without limitation:  claims for breach of contract, tort, discrimination, harassment, wrongful termination, demotion, discipline, failure to accommodate, compensation or benefits claims, constitutional claims and claims for violation of any local, state or federal law, or common law, to the fullest extent permitted by law.  A Dispute shall not include any dispute or claim, whether brought by either Employee or Company, for:  (a) workers’ compensation or unemployment insurance benefits; or (b) the exclusions from arbitration specified in the California Arbitration Act, California Code of Civil Procedure section 1281.8.  For the purpose of this paragraph 8, references to “Employer” include Company and all related or affiliated entities and their employees, supervisors, officers, directors, owners, stockholders, agents, pension or benefit plans, pension or benefit plan sponsors, fiduciaries, administrators, and the successors and assigns of any of them, and this paragraph 8 shall apply to them to the extent that Employee’s claims arise out of or relate to their actions on behalf of Company.

8.2                                 Consideration.  The parties agree that their mutual promise to arbitrate any and all disputes between them, except as provided in paragraph 8.1, rather than litigate them before the courts or other bodies, provides adequate consideration for this paragraph 8.

8.3                                 Initiation of Arbitration.  Either party may initiate an arbitration proceeding by providing the other party with written notice of any and all claims forming the basis of such proceeding in sufficient detail to inform the other party of the substance of such claims.  In no event shall the request for arbitration be made after the date when institution of legal or equitable proceedings based on such claims would be barred by the applicable statute of limitations.

8.4                                 Arbitration Procedure.  The arbitration will be conducted by JAMS pursuant to its Rules for the Resolution of Employment Disputes in San Diego, California by a single, neutral arbitrator.  The parties are entitled to representation by an attorney or other representative of their choosing.  The arbitrator shall have the power to enter any award that could be entered by a judge of the Superior Court of the State of California, as applicable to the cause of action, and only such power.  The arbitrator shall issue a written and signed statement of the basis of the arbitrator’s decision, including findings of fact and conclusions of law.  The parties agree to abide by and perform any award rendered by the arbitrator.  Judgment on the award may be entered in any court having jurisdiction thereof.

8.5                                 Costs of Arbitration.  If Employee initiates arbitration against the Company, Employee must pay a filing fee equal to the current filing fee in the appropriate court had Employee’s claim been brought there, and the Company shall bear the remaining costs of the arbitration forum, including arbitrator fees.  If the Company initiates arbitration against Employee, the Company shall bear the entire cost of the arbitration forum, including arbitrator fees.  (Such costs do not include costs of attorneys, discovery, expert witnesses, or other costs which Employee would have been required to bear had the matter been filed in a court.)  The arbitrator may award attorneys’ fees and costs to the prevailing party.  If there is any dispute as to whether the Company or Employee is the prevailing party, the arbitrator will decide that issue.  Any postponement or cancellation fee imposed by the arbitration service will be paid by the party requesting the postponement or cancellation, unless the arbitrator determines that such fee would cause undue hardship on the party.  At the conclusion of the arbitration, each party agrees to promptly pay any arbitration award imposed against that party.

8.6                                 Governing Law.  All Disputes between the parties shall be governed, determined and resolved by the internal laws of the State of California, including the California Arbitration Act, California Code of Civil Procedure 1280 et seq.

8.7                                 Discovery.  The parties may obtain discovery in aid of the arbitration to the fullest extent permitted under law, including California Code of Civil Procedure Section 1283.05.  All discovery disputes shall be resolved by the arbitrator.

9.                                       IRC Section 409A.  Notwithstanding anything to the contrary, if, at the time of his separation of service from Company, Employee is a “specified employee” as defined pursuant to Internal Revenue Code Section 409A, and if the amounts that Employee is entitled to receive pursuant to this Agreement are not otherwise exempt from Code Section 409A, then to the extent necessary to comply with Code Section 409A, no payments for such amounts may be made under this Agreement before the date which is six (6) months after Employee’s separation of service from Company or, if earlier, Employee’s date of death.  All such amounts, which would have otherwise been required to be paid during such six (6) months after Employee’s separation of service shall instead be paid to Employee in one lump sum payment on the first business day of the seventh month after Employee’s separation of service from Company or, if earlier, Employee’s date of death.  All such remaining payments shall be made pursuant to their original terms and conditions.  This Agreement is intended to comply with the applicable requirements of Code Section 409A and shall be construed and interpreted in accordance therewith.  Company may at any time amend this Agreement, or any payments to be made hereunder, as necessary to be in compliance with Code Section 409A and avoid the imposition on Employee of any potential excise taxes relating to Code Section 409A.  Employee shall be solely liable for taxes (including without limitation resulting from any unexpected or adverse tax consequences realized by Employee) arising from any payments received by Employee hereunder.

10.                                 General Provisions.

10.1                           Governing Law.  This Agreement will be governed by and construed in accordance with the laws of California.

10.2                           Assignment.  Employee may not assign, pledge or encumber his interest in this Agreement or any part thereof.  A purchaser of substantially all the assets of the Company may assume all of the Company’s liabilities under this Agreement, and the Company would thereby be relieved of all such liabilities, provided that Employee accepts employment with such purchaser at the closing of the transaction.

10.3                           No Waiver of Breach.  The failure to enforce any provision of this Agreement will not be construed as a waiver of any such provision, nor prevent a party from enforcing the provision or any other provision of this Agreement.  The rights granted the parties are cumulative, and the election of one will not constitute a waiver of such party’s right to assert all other legal and equitable remedies available under the circumstances.

10.4                           Severability.  The provisions of this Agreement are severable, and if any provision will be held to be invalid or otherwise unenforceable, in whole or in part, the remainder of the provisions, or enforceable parts of this Agreement, will not be affected.

10.5                           Entire Agreement.  This Agreement constitutes the entire agreement of the parties with respect to the subject matter of this Agreement, and supersedes all prior and contemporaneous negotiations, agreements and understandings between the parties, oral or written.

10.6                           Modification; Waivers.  No modification, termination or attempted waiver of this Agreement will be valid unless in writing, signed by the party against whom such modification, termination or waiver is sought to be enforced.

10.7                           Fees and Expenses.  If any proceeding is brought for the enforcement or interpretation of this Agreement, or because of any alleged dispute, breach, default or misrepresentation in connection with any provisions of this Agreement, the successful or prevailing party will be entitled to recover from the other party reasonable attorneys’ fees and other costs incurred in that proceeding (including, in the case of an arbitration, arbitration fees and expenses), in addition to any other relief to which such party may be entitled.

10.8                           Amendment.  This Agreement may be amended or supplemented only by a writing signed by both of the parties hereto.

10.9                           Duplicate Counterparts.  This Agreement may be executed in any number of original, facsimile or ..PDF counterparts; each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

10.10                     Interpretation.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

10.11                     Drafting Ambiguities.  Each party to this Agreement and its counsel have reviewed and revised this Agreement.  The rule of construction that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any of the amendments to this Agreement.

10.12                     Recovery of Attorney’s Fees and Expenses.  If any litigation shall occur between Executive and Employer which arises out of or as a result of this Agreement, or which seeks an interpretation of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys’ fees and costs.

Dated: April 21, 2008	OVERLAND STORAGE, INC.

	By:	/s/ Kurt L. Kalbfleisch

	Name:	Kurt L. Kalbfleisch

	Title:	Vice President and CFO

Dated: April 21, 2008	/s/ Ravi Pendekanti

	Printed Name:	Ravindra Pendekanti

EXHIBIT A

GENERAL RELEASE

This General Release (“Release”) is entered into effective as of                              (the “Effective Date”) between Overland Storage, Inc., a California corporation, having its principal offices at 4820 Overland Avenue, San Diego, California 92123 (the “Company”) and Ravindra Pendekanti, an individual residing at                                          (“Employee”) with reference to the following facts:

RECITALS

A.                                   The parties entered into Retention Agreement dated April 21, 2008 (“the Agreement”) pursuant to which the parties agreed that, upon the occurrence of certain conditions, Employee would become eligible for Termination Payments as defined in the Agreement in exchange for Employee’s release of the Company from all claims which Employee may have against the Company as of the Termination Date.

B.                                     The parties desire to dispose of, fully and completely, all claims, which Employee may have against the Company in, the manner set forth in this Release.

AGREEMENT

1.                                       Release.  Employee, for himself and his heirs, successors and assigns, fully releases and discharges the Company, its officers, directors, employees, shareholders, attorneys, accountants, other professionals, insurers and agents (collectively, “Agents”), and all entities related to each party, including, but not limited to, heirs, executors, administrators, personal representatives, assigns, parent, subsidiary and sister corporations, affiliates, partners and co-venturers (collectively, “Related Entities”), from all rights, claims, demands, actions, causes of action, liabilities and obligations of every kind, nature and description whatsoever, Employee now has, owns or holds or has at anytime had, owned or held or may have against the Company, Agents or Related Entities from any source whatsoever, whether or not arising from or related to the facts recited in this Release.  Employee specifically releases and waives any and all claims arising under any express or implied contract, rule, regulation or ordinance, including, without limitation, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans with Disabilities Act, the California Fair Employment and Housing Act, the California Labor Code and the Age Discrimination in Employment Act, as amended (“ADEA”). Employee acknowledges that the Company has paid Employee all wages, bonuses, accrued unused vacation pay, options, benefits and monies owed by the Company to Employee.  This release does not waive any claims which as a matter of law cannot be waived.

2.               Section 1542 Waiver.  This Release is intended as a full and complete release and discharge of any and all claims that Employee may have against the Company, Agents or Related Entities.  In making this release, Employee intends to release each of the Company, Agents and Related Entities from liability of any nature whatsoever for any claim of damages or injury or for equitable or declaratory relief of any kind, whether the claim, or any facts on which such claim might be based, is known or unknown to him.  Employee expressly waives all rights under Section 1542 of the California Civil Code, which Employee understands provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

Employee acknowledges that he may discover facts different from or in addition to those that he now believes to be true with respect to this Release.  Employee agrees that this Release shall remain effective notwithstanding the discovery of any different or additional facts.

3.               Waiver of Certain Claims.  Employee acknowledges that he has been advised in writing of his right to consult with an attorney prior to executing the waivers set out in this Release, and that he has been given a 21-day period in which to consider entering into the release of ADEA claims, if any.  If Employee does not consider this Release for the full 21-day period, but instead signs and returns it earlier, Employee has done so voluntarily with the full understanding that Employee waived Employee’s right to the full 21-day period.  In addition, Employee is hereby informed that Employee has seven (7) days following the date of signing of this Agreement in which to revoke this Release. Employee can revoke the Release by sending notice of my revocation to the attention of the Chairman of the Board of the Company. If Employee does not send such written notice of revocation via U.S. Mail postmarked within 7 days, this Release shall become effective and irrevocable at 12:01 a.m. on the eighth (8th) day after Employee signs it (the “Effective Date”).

4.               No Undue Influence.  This Release is executed voluntarily and without any duress or undue influence.  Employee acknowledges that he has read this Release and executed it with his full and free consent.  No provision of this Release shall be construed against any party by virtue of the fact that such party or its counsel drafted such provision or the entirety of this Release.

5.               Governing Law.  This Release is made and entered into in the State of California and accordingly the rights and obligations of the parties hereunder shall in all respects be construed, interpreted, enforced and governed in accordance with the laws of the State of California as applied to contracts entered into by and between residents of California to be wholly performed within California.

6.               Severability.  If any provision of this Release is held to be invalid, void or unenforceable, the balance of the provisions of this Release shall, nevertheless, remain in full force and effect and shall in no way be affected, impaired or invalidated.

7.               Counterparts.  This Release may be executed simultaneously in one or more original, facsimile, or .PDF counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  This Release may be executed by facsimile, with originals to follow by overnight courier.

8.               Dispute Resolution Procedures.  Any dispute or claim arising out of this Release shall be subject to final and binding arbitration in accordance with the procedures, terms and conditions set forth Section 8 of the Agreement, which terms are incorporated herein by reference.

9.               Entire Agreement.  This Release constitutes the entire agreement of the parties with respect to the subject matter of this Release, and supersedes all prior and contemporaneous negotiations, agreements and understandings between the parties, oral or written, including,  without limitation, the Agreement, between the Company and Employee.

10.         Modification; Waivers.  No modification, termination or attempted waiver of this Release will be valid unless in writing, signed by the party against whom such modification, termination or waiver is sought to be enforced.

11.         Amendment.  This Release may be amended or supplemented only by a writing signed by Employee and the Company.

Dated:

	Printed Name:	Ravindra Pendekanti